                                                                      EXHIBIT 12


                                COMPUTATION OF
                      RATIOS OF EARNINGS TO FIXED CHARGES

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
                                            (in thousands)
                                                            Years Ended December 31,
                                           -----------------------------------------------------------
                                             1997          1996          1995         1994       1993
Earnings:
--------
Earnings (loss) before income taxes        $(99,063)     $(74,167)     $(123,247)    $2,331     $5,162

Add:
Interest on Debt                              9,130         1,825            782        359        545
                                           --------      --------      ---------     ------     ------
     Earnings                              $(89,933)     $(72,342)     $(122,465)    $2,690     $5,707
                                           --------      --------      ---------     ------     ------
Fixed Charges:
-------------
Interest on Debt                           $  9,130      $  1,825      $     782     $  359     $  545

     Fixed Charges                         $  9,130      $  1,825      $     782     $  359     $  545
                                           --------      --------      ---------     ------     ------
Ratio of Earnings to Fixed Charges (1)         --  (2)       --  (2)        --  (2)    7.49      10.47
                                           ========      ========      =========     ======     ======

(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of rental expense which represents interest).

(2) Earnings available for fixed charges of $(89,933,000), $(72,342,000), and $(122,465,000) were inadequate to cover fixed charges of $9,130,000, $1,825,000 and $782,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

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